Filed Pursuant to Rule 433

Registration No. 333-197967

March 9, 2015

Spectra Energy Partners, LP

Pricing Term Sheet

$500,000,000 3.50% Notes due 2025

$500,000,000 4.50% Notes due 2045

Issuer:	Spectra Energy Partners, LP

Security Type:	Senior Unsecured Notes

Pricing Date:	March 9, 2015

Settlement Date (T+3):	March 12, 2015

	3.50% Notes due 2025	4.50% Notes due 2045

Maturity Date:	March 15, 2025	March 15, 2045

Principal Amount:	$500,000,000	$500,000,000

Benchmark:	2.00% due February 15, 2025	3.00% due November 15, 2044

Benchmark Price / Yield:	98-07 / 2.200%	104-02+ / 2.797%

Spread to Benchmark:	+ 135 bps	+ 175 bps

Yield to Maturity:	3.550%	4.547%

Coupon:	3.50%	4.50%

Public Offering Price:	99.582%	99.234%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2015	March 15 and September 15, commencing September 15, 2015

Make-whole Premium:	+ 20 bps	+ 25 bps

CUSIP / ISIN:	84756N AF6 / US84756NAF69	84756N AG4 / US84756NAG43

Denominations:	$2,000 x $1,000

Joint Book-running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey, Inc. Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc.

Co-Managers:	Deutsche Bank Securities Inc. KeyBanc Capital Markets Inc. SMBC Nikko Securities America, Inc.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786.

1